UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2020

Altair International Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-190235	99-0385465
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

322 North Shore Drive
Building 1B, Suite 200
Pittsburgh, PA	15212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 413-3927

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ATAO	OTC:Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2020, the registrant ("Altair International") entered into an Earn-In Agreement with American Lithium Minerals, Inc. under which Altair International must make total payments of $75,000 to obtain a 10% undivided interest in 63 unpatented placer mining claims comprised of approximately 1,260 acres in Nevada. The first payment in the amount of $30,000 has been made by Altair International and a second payment of $45,000 is due by January 7, 2021. Altair International has the option to increase its ownership interest by an additional 50% by a total payment of $1,300,648 for exploration and development costs as follows: $100,648 within year one for an additional 10/%, $600,000 in year two for an additional 20% and $600,000 in year three for an additional 20% ownership interest. The foregoing description of the Earn-In Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On December 9, 2020, Altair International entered into a 12-month Advisory Agreement with Paul Pelosi, Jr. under which Mr. Pelosi will receive 6,000,000 shares of restricted common stock, 50% of which was vested upon Mr. Pelosi executing the Advisory Agreement and 50% of which will vest six months after the date of this Agreement. In addition, Mr. Pelosi will receive a certain number of shares of restricted common stock based on a Lehman formula for the transaction value of a consummated merger, acquisition or joint venture partner relationship that he introduces to Altair International.

Altair International has amended the Service Agreement with Mr. Lovallo under which he is engaged to be CEO by extending for one year the termination date to December 31, 2021 and increasing his monthly salary from $2,500 to $4,000.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Earn-In Agreement dated November 23, 2020 between Altair International Corp. and American Lithium Minerals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 14, 2020	Altair International Corp.

	By:	/s/ Leonard Lovallo
Leonard Lovallo
President and CEO